As filed with the Securities and Exchange Commission on April 29, 2015

Registration No. 333-168724

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form S–8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CROSS BORDER RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	98-0555508
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

(210) 226-6700

(Address of principal executive offices)

2009 STOCK INCENTIVE PLAN

(Full titles of the plans)

Alan W. Barksdale

2515 McKinney Avenue, Suite 900

Dallas, Texas 75201

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (210) 226-6700

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

The Chrysler Building

405 Lexington Avenue

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

On August 10, 2010, Cross Border Resources, Inc. (the “Company”), filed a registration statement on Form S-8 (File No. 333-168724) (the “Registration Statement”) with the Securities and Exchange Commission, which registered a total of 6,000,000 shares of the Company’s common stock, par value $.001 per share (the “Common Stock”), authorized for issuance under the Company’s 2009 Stock Incentive Plan. The offering under the Registration Statement has been terminated. Consequently, in accordance with the undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities previously registered that remain unsold at the termination of the offering, the Company hereby removes from registration all of the securities of the Company that were registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, State of Texas, on April 29, 2015.

CROSS BORDER RESOURCES, INC.

By:	/s/ Alan W. Barskdale
Name: Alan W. Barksdale
Title: Chairman of the Board

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933.